For immediate release

February 4, 2008

GLOBAL CASINOS EXECUTES AMENDMENT TO AGREEMENT

TO ACQUIRE DOC HOLLIDAY CASINO

Boulder, CO – Global Casinos Inc. (OTCBB:  GBCS) announced  today that effective January 30, 2008 it entered into Amendment No. 4 to the definitive Asset Purchase and Sale Agreement dated June 14, 2007, as previously amended by Amendment No. 1 thereto dated September 28, 2007 and as amended by Amendment No. 2 thereto dated November 30, 2007 and by Amendment No. 3 thereto dated December 5, 2007 (the “Agreement”) with Doc Holliday Casino, LLC, a Colorado limited liability company (“Doc Holliday”), providing for the acquisition by the Company of substantially all of the tangible and intangible assets (the “Assets”) of Doc Holliday Casino, located in Central City, Colorado.

The Amendment extends the Closing Date through February 29, 2008.  It also provides for a Closing Date adjustment of the Purchase Price based upon the value of Doc Holliday chips and tokens which are determined to be in the float, which is not expected to be material.

Completion of the acquisition remains subject to numerous material contingencies, including the need to complete an equity financing, the need for regulatory approvals from the Colorado Division of Gaming and the Local Liquor Licensing Authority, the completion of audited historical financial statements of Doc Holliday Casino, as well as other conditions precedent customary to transactions of this nature.

There can be no assurance that all of the foregoing material contingencies can be satisfied.  Further, the timing of regulatory approvals and the nature and extent of any conditions that may be attached to such approval cannot be predicted.

About the Company

Global Casinos currently owns and operates the Bull Durham Casino located in Black Hawk, Colorado.  It also has an equity stake in Global Gaming Technologies, LLC, which is in the process of commercially developing new, innovative casino games.

   For further information, contact:

Clifford L. Neuman, Interim President

1507 Pine Street

Boulder, CO  80302

(303) 449-2100

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Clifford L. Neuman, President (303) 449-2100 or clneuman@neuman.com